FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Financial Results for First Half of Fiscal 2008

WEST LAFAYETTE, Ind., May 12, 2008— Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for its second quarter and first six months of fiscal 2008, ended March 31, 2008.

Revenue decreased 2.5% to $11.0 million compared to $11.3 million for the quarter ended March 31, 2007. The net loss for the second quarter of fiscal 2008 was $136,000, or $0.03 per share, compared to net income of $124,000, or $0.03 per basic and diluted share for the second quarter of fiscal 2007.

In the Service segment, the Company experienced increased revenues in its toxicology, pharmaceutical analysis and bioanalytical analysis, which were offset by reduced revenues in clinical operations. Revenues in the Product segment decreased with Culex automated in vivo sampling systems declining over 50% from the prior year period.

Cost of revenue for the quarter ended March 31, 2008 was $7.6 million, or 69.0% of revenue, compared to $8.1 million, or 71.9% of revenue, for the quarter ended March 31, 2007. Margins improved in the Service segment due to increased revenues, which uses more of the total capacity and absorbs more of the fixed costs in this segment. Product segment margins also increased as a result of higher absorption of manufacturing costs during the quarter.

The Company also experienced increased selling, research and development, and general and administrative expenses, which in total were $3.3 million in the second quarter of fiscal 2008, compared to $2.7 million in the comparable quarter of fiscal 2007. The increase was mainly due to expanded sales efforts in our West Lafayette and UK sites, stock option expense for new option grants in the first quarter of fiscal 2008, and expenses for attracting and hiring new management personnel in our Baltimore and UK facilities.

Net income was also negatively impacted in the current quarter from state income taxes in states where we had operating profits, even though we had a consolidated loss.

For the six months ended March 31, 2008, revenue increased 1.3% to $22.5 million compared to $22.2 million for the six months ended March 31, 2007. The net loss for the first half of fiscal 2008 was $152,000, or $0.03 per share, compared to net income of $680,000, or $0.14 per basic and diluted share for the first half of fiscal 2007.

In the Service segment, the Company experienced a 5.0% increase in revenues mainly due to its toxicology, pharmaceutical analysis and bioanalytical analysis, which were offset by reduced revenues in clinical operations. Revenues in the Product segment decreased 11.9% with both Vetronics and Culex automated in vivo sampling systems declining from the prior year period.

Cost of revenue for the six months ended March 31, 2008 was $15.6 million, or 69.2% of revenue, compared to $15.6 million, or 70.4% of revenue, for the six months ended March 31, 2007. Margins improved in the Service segment due to increased revenues, which uses more of the total capacity and absorbs more of the fixed costs in this segment, and improved in the Product segment where higher absorption of manufacturing costs led to higher margins, despite lower revenues.

The Company experienced increased selling, research and development, and general and administrative expenses, which in total were $6.5 million in the first half of fiscal 2008, compared to $5.4 million in the comparable period of fiscal 2007. The increase was mainly due to expanded sales efforts in our West Lafayette and UK sites, stock option expense for new option grants in the first quarter of fiscal 2008, expenses for attracting and hiring new management personnel in our Baltimore and UK facilities, and higher spending for computer supplies and infrastructure.

Further, net income was negatively impacted in the six months of the current fiscal year by the provision for state income taxes in states where we had operating profits, even though we had a consolidated loss, creating a disproportionate effective tax rate for the first half of the year.

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development, marketing and salest of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Service revenue	$9,280	$8,726	$18,202	$17,334
Product revenue	1,751	2,585	4,281	4,861
Total revenue	11,031	11,311	22,483	22,195

Cost of service revenue	6,931	6,968	13,844	13,585
Cost of product revenue	680	1,163	1,714	2,040
Total cost of revenue	7,611	8,131	15,558	15,625

Gross profit	3,420	3,180	6,925	6,570

Operating expenses:
Selling	874	673	1,666	1,352
Research and development	183	101	371	456
General and administrative	2,250	1,858	4,502	3,497
(Gain) loss on sale of property and equipment	2	95	(11)	83
Total operating expenses	3,309	2,727	6,528	5,388

Operating income	111	453	397	1,182

Interest income	2	12	29	24
Interest expense	(203)	(230)	(451)	(471)
Other income	1	---	4	3

Income (loss) before income taxes	(89)	235	(21)	738

Income taxes	47	111	131	58
Net income (loss)	$(136)	124	(152)	$680

Net income (loss) per share:
Basic	($ 0.03)	$0.03	($ 0.03)	$0.14
Diluted	($ 0.03)	$0.03	($ 0.03)	$0.14

Weighted common and common equivalent
shares outstanding:
Basic	4,912	4,909	4,914	4,907
Diluted	4,912	4,940	4,914	4,924

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